Exhibit 10.4
AMENDED AND RESTATED
SUMMARY OF TERMS
OF EMPLOYMENT
     THIS AMENDED AND RESTATED SUMMARY OF TERMS OF EMPLOYMENT (this “Restatement”) is entered into as of this 28th day of March, 2008 (the “Effective Date”) by and between FSI International, Inc., a Minnesota corporation (the “Company”), and Donald S. Mitchell (the “Employee”).
RECITALS
     A. Employee is employed by the Company pursuant to a Summary of Terms of Proposed Employment dated December 12, 1999 (the “Summary of Terms”), which the parties entered into at the inception of Employee’s employment.
     B. Employee and the Company are parties to a Management Agreement of even date herewith (the “Management Agreement”) and to an Employment Agreement of even date herewith (the “Employment Agreement”).
     C. In October 2004, the American Jobs Creation Act of 2004 (the “Act”) was enacted, Section 885 of which Act added new provisions to the Internal Revenue Code pertaining to deferred compensation.
     D. The Treasury Department has issued final regulations regarding the deferred compensation provisions of the Act, which permit service providers and service recipients a transition period to modify existing deferred compensation arrangements to bring them in compliance with the Act.
     E. The parties agree that it is in their mutual best interests to modify, amend and clarify the terms and conditions of the Summary of Terms, as set forth in this Restatement, with the full intention of complying with the Act so as to avoid the excise taxes and penalties imposed under the Act.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Restatement, the Company and Employee agree as follows:
     1. Term. Employee’s employment under this Restatement shall commence on the Effective Date and shall continue in effect until March 28, 2009 (the “Original Term”), unless earlier terminated in accordance with Paragraph 10 of this Restatement. Thereafter, unless earlier terminated in accordance with Paragraph 10 hereof, the term of Employee’s employment with the Company shall be automatically extended for successive one-year periods (each an “Extended Term”), unless either party gives written notice to the other party at least 90 days prior to the expiration of the Original Term or Extended Term then in effect that such party elects not to extend the term of this Agreement. The Original Term, together with any Extended Term, shall collectively be the “Term.”
     2. Title and Reporting. During the Term Employee will be President and Chief Executive Officer of the Company. As of the Effective Date, Employee is currently serving a term as a Director on the Company’s Board of Directors. Employee’s continued service as a Director for additional terms shall be subject to shareholder approval.
     3. Base Salary. Employee’s annual salary during the Term shall be $370,162. Annual increases on a fiscal year basis will be in the discretion of the Board of Directors.
     4. Management Incentive Plan. Employee will be eligible for participation in the Company’s Management Incentive Plan during the Term at a target of 100% and a range of up to 200% for performance in excess of established annual milestone objectives.
     5. Severance Pay Plan. Employee shall be eligible for participation in the Company’s Severance Pay Plan only to the extent Employee meets the eligibility requirements for participation in the Severance Pay Plan. As of the Effective Date, Employee does not meet the eligibility requirements for participation in the Severance Pay Plan.
     6. Commuting and Relocation Benefits.
          a. The Company will reimburse Employee for the commuting costs of travel for the Employee (and/or his wife) to/from California to FSI sites, subject to the following terms and conditions:
               (i) Employee shall be eligible for reimbursement of such expenses only to the extent such expenses are incurred in the course and scope of employment during the Term;
               (ii) The amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;
               (iii) Employee shall submit verification of expenses eligible for reimbursement within 30 days from the date the expense was incurred, and the Company shall reimburse Employee for eligible expenses within 30 days thereafter (and in no event later than December 31 of the year following the calendar year in which the expense was incurred); and
               (iv) The right to reimbursement of all reasonable and ordinary commuting costs of travel may not be liquidated or exchanged for another benefit.
          b. To the extent that the reimbursement of commuting expenses is taxable to Employee, the Company will pay to Employee a full gross up (except to the extent such expenditures by Employee may be deducted on Employee’s personal income tax) so that amounts paid by the Company, net of Employee’s taxes, fully cover the relevant expenses. Such tax gross up payment shall be made no later than December 31 of the year following the calendar year in which Employee remits the related taxes.
          c. If the Employee elects to move to the Chaska, Minnesota area during the Term, the Company will pay for all reasonable and ordinary costs of relocating Employee and his spouse, subject to the following terms and conditions:
               (i) Employee shall be eligible for reimbursement of such expenses only to the extent such expenses are incurred during the Term and prior to any notice by the Company or Employee of the termination of his employment;
               (ii) The amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;
               (iii) Employee shall submit verification of expenses eligible for reimbursement within 30 days from the date the expense was incurred, and the Company shall reimburse Employee for eligible expenses within 30 days thereafter (and in no event later than December 31 of the year following the calendar year in which the expense was incurred); and
               (iv) The right to reimbursement of all reasonable and ordinary costs of relocation may not be liquidated or exchanged for another benefit.
     7. Perquisite Allowance. During the Term the Company will pay Employee an annual gross perquisite allowance of $15,000 for use as determined by Employee.
     8. Life Insurance Policy. During the Term the Company will provide Employee with life insurance per Company plan.
     9. Health, Vacation, and Welfare Benefits. During the Term the Company will provide Employee with health, vacation, and welfare benefits per Company plans generally applicable to senior executives.
     10. At-will Relationship. Employee’s employment is at-will. Either the Employee or the Company may terminate Employee’s employment at any time for any reason, with or without notice and with or without cause.
     11. Superseded Agreement. This Restatement supersedes and replaces the Summary of Terms in its entirety.
     12. Interpretation. This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3), and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

     IN WITNESS WHEREOF, the parties hereto have executed this Restatement as of the date stated above.

FSI INTERNATIONAL, INC.

/s/ Donald S. Mitchell	By:	/s/ Patricia M. Hollister

Donald S. Mitchell		Patricia M. Hollister
Its Chief Financial Officer